UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2012

Options Media Group Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Nevada	333-147245	26-0444290
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 NW 13th Street, Suite 300 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 314-3479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 25, 2012 Options Media Group Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Illume Software, Inc., a Delaware corporation (“Illume”) and I Acq Corp., a newly formed Delaware corporation which is a wholly owned subsidiary of the Company (“Merger Sub”), for the acquisition of Illume by the Company. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Illume and Illume will become a wholly owned subsidiary of the Company (the “Merger”) and the former securityholders of Illume will receive in exchange for their security holdings in a combination of Illume Series I Preferred Stock (which shall be automatically convertible into shares of the Company’s Common Stock upon the filing of Articles of Amendment to the Articles of Incorporation of the Company increasing the number of authorized Common Stock of the Company); Warrants to Purchase shares of the Company’s Common Stock, and Stock Rights to acquire additional shares  of the Company’s Common Stock without the payment of any additional consideration upon the issuance by the Company of Common Stock upon the exercise, exchange or conversion of currently outstanding derivative securities.

The Company and Illume have made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to their conduct of business between the date of the Merger Agreement and the closing of the Merger. The Merger Agreement contains certain termination rights of Illume and the Company, including the right of either party to terminate if the Merger shall not have been consummated by February 12, 2012.

The Company’s Board of Directors has approved the Merger Agreement.

The consummation of the Merger is subject to customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPTIONS MEDIA GROUP HOLDINGS, INC.

Date: January 27, 2012	By:	/s/ Scott Frohman
	Name:	Scott Frohman
	Title:	Chief Executive Officer

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